Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FIRST-QUARTER 2010 RESULTS

•	Cost reductions continue to yield expected benefits
•	Top-line growth and cost reductions lead to improved financial results

WARREN, Ohio – April 30, 2010 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $148.1 million and net income of $1.5 million, or $0.06 per diluted share, for the first quarter ended March 31, 2010.

Net sales increased $27.0 million, or 22.3%, to $148.1 million, compared with $121.1 million for the first quarter of 2009.   The increase in net sales was driven by increased production volumes in the first quarter of 2010 compared with the first quarter of 2009 in the passenger car and light truck (69.5%) and medium- and heavy-duty truck markets in North America (17.3%).

Net income for the first quarter of 2010 was $1.5 million, or $0.06 per diluted share, compared with a net loss of $11.6 million, or $(0.49) per diluted share, in the first quarter of 2009.  The increase in net income was primarily due to improved sales volumes, the results of the Company’s previous restructuring and cost-reduction initiatives and the favorable, non-recurring impact of winding down our Mitcheldean, UK operation that was placed in administration on February 23, 2010.

Stoneridge generated operating income of $4.0 million in the first quarter as previous restructuring and cost-reduction programs were leveraged off of the improved sales volumes.

As of March 31, 2010, Stoneridge’s consolidated cash position was $80.0 million; $11.9 million lower than its 2009 year-end balance of $91.9 million, due primarily to higher accounts receivables resulting from higher sales.  The Company’s asset-based lending facility remains undrawn.

Outlook
“The environment for 2009 was the most challenging the Company has ever experienced,” said John C. Corey, the Company’s president and chief executive officer.  “Though the industry is by no means operating at what was previously thought of as ‘normal levels’, there are indications which lead us to believe the industry is improving and production levels are increasing,” Corey said.  “We remain cautiously optimistic as we see strengthening automotive sales and improvement in commercial vehicle projections versus the prior year.  As our first-quarter results indicate, we are restoring our financial performance and remain confident in our ability to perform even at reduced industry levels.”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2010 first-quarter results can be accessed at 2:30 p.m. Eastern time on Friday, April 30, 2010, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the medium- and heavy-duty truck, automotive, agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

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Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Factors that may cause actual results to differ materially from those in the forward-looking statements include, among others, the loss of a major customer; a significant change in medium- and heavy-duty truck, automotive,  or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009

Net Sales	$148,074	$121,085

Costs and Expenses:
Cost of goods sold	114,547	101,810
Selling, general and administrative	29,487	27,077
Restructuring charges	81	958

Operating Income (Loss)	3,959	(8,760)

Interest expense, net	5,606	5,497
Equity in earnings of investees	(691)	(575)
Other expense (income), net	(950)	6

Loss Before Income Taxes	(6)	(13,688)

Benefit from income taxes	(1,489)	(2,108)

Net Income (Loss)	1,483	(11,580)

Net Loss Attributable to Noncontrolling Interest	(23)	-

Net Income (Loss) Attributable to Stoneridge, Inc. and Subsidiaries	$1,506	$(11,580)

Basic net income (loss) per share	$0.06	$(0.49)
Basic weighted average shares outstanding	23,880	23,464

Diluted net income (loss) per share	$0.06	$(0.49)
Diluted weighted average shares outstanding	24,324	23,464

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2010	2009
ASSETS	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$80,048	$91,907
Accounts receivable, less reserves of $1,755 and $2,350, respectively	103,172	81,272
Inventories, net	45,632	40,244
Prepaid expenses and other	18,534	17,247
Total current assets	247,386	230,670

Long-Term Assets:
Property, plant and equipment, net	75,513	76,991
Investments and other, net	52,623	54,864
Total long-term assets	128,136	131,855
Total Assets	$375,522	$362,525

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$59,482	$50,947
Accrued expenses and other liabilities	45,408	36,827
Total current liabilities	104,890	87,774

Long-Term Liabilities:
Long-term debt	183,362	183,431
Other long-term liabilities	9,610	17,263
Total long-term liabilities	192,972	200,694

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 25,969 and 25,301
shares and outstanding 25,475 and 25,000 shares, respectively, with no stated value	-	-
Additional paid-in capital	159,401	158,748
Common Shares held in treasury, 494 and 301 shares, respectively, at cost	(379)	(292)
Accumulated deficit	(90,054)	(91,560)
Accumulated other comprehensive income	4,223	2,669
Total Stoneridge Inc. and Subsidiaries shareholders' equity	73,191	69,565
Noncontrolling interest	4,469	4,492
Total shareholders' equity	77,660	74,057
Total Liabilities and Shareholders' Equity	$375,522	$362,525
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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Three Months
	Ended March 31,
	2010	2009
OPERATING ACTIVITIES:
Net cash provided by (used for) operating activities	$(7,273)	$1,198

INVESTING ACTIVITIES:
Capital expenditures	(3,619)	(3,945)
Proceeds from sale of fixed assets	20	92
Net cash used for investing activities	(3,599)	(3,853)

FINANCING ACTIVITIES:
Share-based compensation activity	294	-
Revolving credit facility borrowings, net	214	-
Repayments of long-term debt	(70)	-
Net cash provided by financing activities	438	-

Effect of exchange rate changes on cash and cash equivalents	(1,425)	(860)

Net change in cash and cash equivalents	(11,859)	(3,515)

Cash and cash equivalents at beginning of period	91,907	92,692

Cash and cash equivalents at end of period	$80,048	$89,177

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